                                                                EXHIBIT 11.0
                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                 Computation of Net Income (Loss) Per Share (1)
                            FORM 10-Q, June 30, 1996
                 (dollars in thousands, except per share data)
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

                                                      Three Months                  Six Months
                                                     Ended June 30,               Ended June 30,
                                              --------------------------   ---------------------------
                                                   1996          1995           1996           1995
                                              ------------   -----------   ------------    -----------
Net Income (Loss)                                 1,440           723        (11,675)         1,040

Pro Forma Earnings Per Share
Weighted Average Common Shares
    Outstanding During Period...........     10,977,038     7,363,173     10,823,913      3,414,282
Weighted Average Common Equivalent
  Shares Outstanding During Period......        307,723       471,126            ---        579,533
Conversion of Preferred Stock...........            ---                          ---      3,841,632
Dilutive Effect of Common Equivalent
  Shares Issued Subsequent to May 23,
   1994 (2)                                         ---       287,981            ---        287,981
                                             ----------     ---------     ----------      ---------
                                             11,284,761     8,122,280     10,823,913      8,123,428
                                             ==========     =========     ==========      =========


Pro Forma Net Income (Loss) Per Common
     and Common Equivalent Share........  $         .13   $       .09  $       (1.08)   $       .13
                                             ==========     =========     ==========      =========


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(1)  Primary and fully diluted net income (loss) per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.

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